SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2003

VCampus Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission file Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, VA 20191
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code	(703) 893-7800

N/A
(Former name or former address, if changed since last report)

Item 4.  Changes in Registrant’s Certifying Accountant

On September 16, 2003, Ernst & Young LLP (“E&Y”), the Company’s independent auditor, notified the Company that E&Y intends to resign as the Company’s independent auditor following completion of its review of the third quarter financial statements and the Company’s filing of same with the SEC on or about November 14, 2003.  E&Y determined, based solely on its own business reasons, that it was no longer in the best interest of E&Y or the Company for E&Y to continue to serve as the Company’s independent auditor beyond that date.

The decision to change independent auditors was not recommended by the Company’s Audit Committee, but in response to the notification, the Audit Committee did approve the change and authorized the initiation of a search for a new independent auditor.  The Audit Committee expects to complete its search for new auditors by the end of October.  The Audit Committee intends to engage a regional audit firm that it believes will be more compatible with the Company’s relatively small size.

The reports of E&Y on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2001 and 2002 contained no adverse opinion or disclaimer of opinion, nor were the reports modified or qualified as to uncertainty, audit scope or accounting principles.

In connection with E&Y’s audits for the fiscal years ended December 31, 2001 and December 31, 2002, and during the subsequent interim period through the date hereof, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if they had occurred and not been resolved to the satisfaction of E&Y, would have caused E&Y to make reference to such disagreements in its reports on the consolidated financial statements for those years.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s fiscal years ended December 31, 2002 and 2001, or the subsequent interim period through the date hereof.

As required by Item 304(a)(3) of Regulation S-K, the Company has provided E&Y with a copy of the foregoing disclosures. E&Y has furnished the Company with a letter addressed to the SEC stating that it agrees with the statements made by the Company in this Item 4, a copy of which is attached hereto as an exhibit.

Item 7.  Financial Statements and Exhibits.

(c)           Exhibits

16.1                           Letter from Ernst & Young LLP to the Securities and Exchange Commission dated September 23, 2003.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCAMPUS CORPORATION

Date: September 23, 2003	/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer